Exhibit 5.1

Campbells Legal (BVI) Limited
Floor 4, Banco Popular Building
PO Box 4467
BY EMAIL	Road Town, Tortola VG-1110
British Virgin Islands
China SXT Pharmaceuticals, Inc.	T +1 284 852 4823
E dmagee@campbellslegal.com
178 Taidong Road North, Taizhou
Jiangsu	campbellslegal.com
People’s Republic of China	Our Ref:

Your Ref:

BVI | CAYMAN | HONG KONG

16 March 2022

Dear Sirs

Re: China SXT Pharmaceuticals, Inc. (the “Company”)

We have acted as British Virgin Islands counsel to the Company, a company limited by shares incorporated in the British Virgin Islands, and have been requested to provide this legal opinion in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) on 16 March 2022 (the “Registration Statement”), relating to the offering and sale by the Company (the “Offering”) of a certain convertible note in the original principal amount of $2,804,848.00 (the “Note”) and the ordinary shares with a par value of US$0.004 per share in the capital of the Company (the “Shares”) underlying such Note in accordance with the terms of certain securities purchase agreement dated 14 March 2022 between the Investor (as defined therein) and the Company (the “Purchase Agreement”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement

We are Attorneys-at-Law in the British Virgin Islands and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	the unanimous written resolutions of the directors of the Company dated 11 March 2022 (the “Resolutions”);

1.2	a certified copy of the register of directors of the Company, dated 19 January 2022, issued by Sertus Incorporations (BVI) Limited, the Company’s registered agent (the “ROD”);

1.3	a certified copy of the register of members of the Company, dated 11 March 2022, issued by Transhare Corp (together with the ROD, the “Registers”);

1.4	the information revealed by our search of the Company’s public records on file and available for public inspection at the British Virgin Islands’ Registry of Corporate Affairs’ (the “Registry of Corporate Affairs”) at the time of our searches on 15 March 2022 including:

1.1	the Company’s certificate of incorporation dated 4 July 2017;

1.2	the Company’s amended and restated memorandum and articles of association (the

“Memorandum and Articles of Association”) dated 18 February 2021; and

1.3	all unreleased charges created by the Company and filed at the Registry of Corporate Affairs pursuant to section 163 of the Act;

1.5	the information revealed by our searches of the Company’s records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry at the time of our searches on 15 March 2022;

1.6	a copy of the Certificate of Good Standing in respect of the Company, issued by the BVI Registrar of Corporate Affairs, dated 11 March 2022 (the “Certificate of Good Standing”);

1.7	a copy of the Registration Statement; and

1.8	a copy of the Purchase Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Register’s and the Certificate of Good Standing. We have also relied upon the following assumptions, and the assumptions set out in Schedule 1 hereto, which we have not independently verified:

2.1	copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	all signatures, initials and seals are genuine;

2.3	there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions expressed herein;

2.4	the Shares to be issued by the Company pursuant to the Purchase Agreement and the Registration Statement will be issued by the Company against payment in full, of the consideration, in accordance with the Purchase Agreement and be duly registered in the Company’s register of members;

2.5	the minute book and corporate records of the Company, whether maintained at its registered office in the British Virgin Islands or otherwise, which we have specifically not reviewed, do not disclose anything which would affect any opinion given herein;

2.6	the Purchase Agreement has not been amended, varied, supplemented or terminated since its execution;

2.7	the validity and binding effect under the laws of the the State of Utah of the Purchase Agreement in accordance with its terms;

2.8	the Resolutions remain in full force and effect; and

2.9	there is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Purchase Agreement or the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company was incorporated in the British Virgin Islands under the BVI Business Companies Act on 4 July 2017, with company number 1949664, is a company limited by shares, is in good standing at the Registry of Corporate Affairs and is validly existing under the laws of the British Virgin Islands.

3.2	The Company is authorised to issue an unlimited number of shares of one class with a par value of US$0.004 each.

3.3	When issued and paid for in the manner described in the Purchase Agreement and the Registration Statement and in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members (or shareholders).

4	Qualifications

Except as explicitly stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to, and a copy of the Company’s register of directors filed with, the Registry of Corporate Affairs.

This opinion is provided solely for your benefit and use and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no person other than the Company is entitled to rely on this opinion. Notwithstanding the foregoing, we hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters details herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Campbells
Campbells

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